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                                   EXHIBIT A



                             FOR IMMEDIATE RELEASE

  Chicago, February 15, 1996. AMCORE Trust Company, N.A., Rockford, Trustee of the Bankers Building Land Trust ("AMCORE"), today announced that the lessee of the property owned by the Trust has paid the 1994 real estate taxes including penalties. Although that payment cured the default under the lease, AMCORE has delivered notice to the lessee that the lease has been terminated because the lessee failed to assume the lease in its bankruptcy proceeding within the time permitted by the Bankruptcy Code. The Bankruptcy Court entered an Order providing for the payment of the rent due March 1, 1996, for disbursement on June 1, 1996, to all certificate holders of record on that date. AMCORE plans to report to certificate holders on or about April 1, 1996.


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